As filed As filed with the Securities and Exchange Commission on June __, 1999
                                                  Registration No. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           --------------------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933
                           --------------------------
                                  VIDAMED, INC.
             (Exact name of Registrant as specified in its charter)
                           --------------------------
Delaware                                                              77-0314454

                              46107 Landing Parkway
                            Fremont, California 94538
                                 (510) 492-4900
                           --------------------------
                              DAVID J. ILLINGWORTH
                      President and Chief Executive Officer
                                  VidaMed, Inc.
                              46107 Landing Parkway
                            Fremont, California 94538
                                 (510) 492-4900
                           --------------------------
                                   Copies to:
                          Christopher D. Mitchell, Esq.
                        Wilson Sonsini Goodrich & Rosati
                            Professional Corporation
                               650 Page Mill Road
                               Palo Alto, CA 94304
                                 (415) 493-9300
                           --------------------------

         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                                          Proposed               Proposed
                                                                           Maximum                Maximum
          Title of Each Class                      Amount                 Offering               Aggregate            Amount of
            of Securities to                       to be                    Price                Offering            Registration
             be Registered                       Registered               Per Share                Price                 Fee
------------------------------------------------------------------------------------------------------------------------------------
Common stock $0.001 par value.........        6,000,000 shares               $2.0156           $12,093,600            $3,362.02
------------------------------------------------------------------------------------------------------------------------------------
Warrants to purchase shares of common
stock(2)..............................        1,500,000                      $0.00                  N/A                  N/A
------------------------------------------------------------------------------------------------------------------------------------
Common stock issuable upon exercise of
Warrants (3)..........................        1,500,000 shares               $2.0156            $3,023,400             $840.51
------------------------------------------------------------------------------------------------------------------------------------

----------------

(1)  Estimated  solely for the  purpose of  computing  the amount of the  registration  fee based on the average of the high and low prices of the common stock as reported on the Nasdaq National Market on June 8, 1999 pursuant  to Rule 457(c) promulgated under the Securities Act of 1933.

(2)  Pursuant to Rule 457(g) promulgated under the Securities Act of 1933, no filing fee is required.

(3)  Pursuant to Rule 416 promulgated under the Securities Act of 1933, there are also being registered such indeterminate number of additional shares as may become issuable pursuant to the anti-dilution provisions of the Warrants.

                           --------------------------
         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED, WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IF NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED JUNE __, 1999
PROSPECTUS
                                  VIDAMED, INC.

                        6,000,000 Shares of Common Stock
                   1,500,000 Warrants to Purchase Common Stock
                        1,500,000 Shares of Common Stock
                       Issuable Upon Exercise of Warrants


         The shares offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 5 of this prospectus for information that you should consider before purchasing these securities.

         We may sell these shares and warrants in amounts, at prices and on terms determined at the time of the sale. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

         Our common shares are traded on the Nasdaq National Market System under the symbol "VIDA." On June 8, 1999, the average for the high and low price of our common stock on the Nasdaq was $2.0156 per share.

                           --------------------------

         These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any state securities commission determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this Prospectus is June __, 1999

                                TABLE OF CONTENTS

                                                                            Page
Forward Looking Information....................................................2
Summary........................................................................3
Risk Factors...................................................................5
Use of Proceeds...............................................................12
Plan of Distribution..........................................................12
Description of Securities.....................................................13
Legal Matters.................................................................14
Experts.......................................................................14
Where You Can Find More Information...........................................15

         You should rely only on the information incorporated by reference or provided in this prospectus or in a prospectus supplement or amendment. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. Also, this prospectus does not offer to sell any securities other than the securities covered by this prospectus. You should not assume that the information in this prospectus or a prospectus supplement or amendment is accurate as of any date on the front of the document.

         In this prospectus, unless otherwise indicated, "VidaMed," "we," "us," and "our" refer to VidaMed, Inc. and its subsidiaries.


                           FOWARD LOOKING INFORMATION

         This prospectus and the documents incorporated by reference contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These include statements of VidaMed's expectations, beliefs, intentions or future strategies. We base all forward looking statements on information available to us on the date of this prospectus. We will not update any such forward looking statements. Actual results could differ materially from those in the forward looking statements because of the risk factors set forth under "Risk Factors" and in the documents incorporated by reference in this prospectus.

                                     SUMMARY

         VidaMed designs, develops, and markets urological systems that are used for urinary tract disorders. Our technologically and clinically advanced systems are cost effective. We primarily treat the enlarged prostrate or Benign Prostatic Hyperplasia, a noncancerous condition of the prostrate gland effecting urination. VidaMed's primary product, the patented VidaMed TUNA Systems, is a reasonably priced alternative therapy that minimizes surgical invasion, side effects and complications for this condition. On October 8, 1996, we received 510(k) clearance from the United States Food and Drug Administration to sell the TUNA System commercially in the United States. In the United States, we sell our products primarily through direct sales personnel. Internationally, we primarily sell to distributors who resell to physicians and hospitals.

         VidaMed has designed and developed the TUNA System and the TUNA Procedure for restoring and improving urinary flow in patients suffering from Benign Prostatic Hyperplasia. Compared to other therapies, such as drug therapy and current surgical therapies, the TUNA Procedure:

         o  Results in fewer complications and adverse effects;
         o  Requires shorter recovery time; and
         o  Costs less.

         Because the Tuna Procedure can be performed on an outpatient basis, it will result in relatively fewer complications and reduced expense.

         The TUNA System mainly consists of:

         o  A  single-use   needle  ablation  hand  piece  that  delivers  radio
            frequency energy to the prostate;
         o  A low power radio frequency energy generator; and
         o  An optical device that allows direct viewing during the procedure.

TUNA HAND PIECE.

         The single-use TUNA hand piece measures 18-1/2 French (approximately five millimeters) in diameter and contains needles along its sides that extend at an angle of approximately 90 degrees. A patented, retractable shield covers each needle. These shields protect the urethra and are adjusted by the urologist to selectively control the area of prostate tissue ablated or pierced during the procedure. The needles and shields can independently advance and retract using controls on the hand piece. Thermocouples on the shield tip and at the hand piece tip record temperatures at the lesion site and in the prostatic urethra.

         The hand piece allows for irrigation, aspiration and bladder drainage during the procedure without removing the handpiece from the bladder. These features improve the view of the area of treatment and reduce post-procedural urethral irritation. In addition, these capabilities allow the physician to more closely control urethral tissue temperature during the procedure.

TUNA RADIO FREQUENCY GENERATOR.

         The TUNA radio frequency energy generator is designed specifically for use with the TUNA hand piece. The generator has digital displays indicating the temperature at each thermocouple, the power being delivered to each needle, ablation time and electrical impedance. The physician uses these measurements to control tissue ablation. The generator uses both automated and manual control modes.

The generator has an automatic shut-off activated by both temperature and impedance measurements to ensure controlled ablation, or piercing, of the tissue.

TUNA OPTICS.

         The TUNA optical device allows precise positioning of the hand piece between the verumontanum and the bladder neck during the procedure using direct visualization. The optical device is reusable after sterilization. It is equipped with a three-way exchange adapter, which allows the unit to be used with endoscopic light sources made by other companies.

         The TUNA Procedure desiccates prostatic tissue and nerve endings in the prostate to improve symptoms such as urgency and frequency with urinary flow. The procedure takes 30 to 45 minutes using local anesthesia which may be supplemented by intravenous sedation. The TUNA hand piece is inserted into the patient's urethra. The two shielded needle electrodes then advance into one of the two lateral lobes of the prostate. Controlled radio frequency energy delivered by the needle electrodes heats targeted portions of the prostate lobe to temperatures of 90 to 100 degrees centigrade, while the shields protect the urethra from thermal damage. Once a lesion of sufficient size has been created, the urologist retracts the needles and places the hand piece at the next site to be ablated and repeats the process.

         Typically, two treatments in each lateral prostate lobe are performed depending upon the size of the prostate. If the patient is unable to urinate due to temporary swelling or irritation of the urethra, a catheter will be inserted into the patient's urethra. This catheter, if inserted, is typically left in place for one to two days.

THE TUNA SYSTEM.

         The design of the VidaMed TUNA System offers advantages over other therapies. Because the TUNA System shields the urethra and delivers controlled energy directly into the interior of the prostate, the procedure protects the prostatic urethra and reduces the risk of unintended thermal damage to surrounding structures. In other procedures where this control does not exist, the prostatic urethra and other structures can be damaged or destroyed, causing significant patient discomfort and complications.

         Complications associated with transurethral resection of prostate surgery, the standard treatment for Benign Prostatic Hyperplasia, include:

         o        Impotence;
         o        Retrograde ejaculation; and
         o        Incontinence.

Clinical trials of the TUNA Procedure indicate that the TUNA Procedure results in fewer of these complications.

         The cost of the TUNA Procedure in the United States, including physician charges, will be less than the standard treatment. The TUNA radio frequency generator costs less than the general surgical lasers required to perform laser procedures and the ultrasound and microwave devices required for other surgical procedures. The TUNA Procedure can be done on an outpatient basis, further reducing costs.

                                  RISK FACTORS

         An investment in the securities being offered by this prospectus involves a high degree of risk. You should consider the following factors, and those discussed elsewhere in this prospectus, before purchasing our securities.

VIDAMED HAS A LIMITED HISTORY OF OPERATIONS.

         Since inception in July 1992, we have been primarily engaged in research and development of the VidaMed TUNA System. We have experienced significant operating losses since inception and, as of December 31, 1998, had an accumulated deficit of $88.2 million.

VIDAMED ANTICIPATES LOSSES RELATED TO PRODUCT DEVELOPMENT.

         The TUNA System and other new products, if any, will require product development, clinical, regulatory, marketing and other expenditures. VidaMed expects operating losses to continue as it continues to:

         o  Expand marketing and sales activities;
         o  Fund  clinical  trails  to  support   regulatory  and  reimbursement
            approvals; and
         o  Engage in research and development.

         Both domestically, and abroad, profitability remains uncertain. Results of operations may fluctuate significantly from quarter to quarter. Factors affecting operations include:

         o  Regulatory actions;
         o  Reimbursement matters;
         o  Progress of clinical trials;
         o  Market acceptance of the TUNA System;
         o  Pricing promotions;
         o  Volume discounts to distributors;
         o  Alternative therapies for Benign Prostatic Hyperplasia; and
         o  Competition.

VIDAMED'S PRODUCTS MUST ACHIEVE GREATER ACCEPTANCE.

         VidaMed's TUNA Procedure is a new therapy. Even when necessary international and United States reimbursement approvals are obtained, the TUNA System must gain market acceptance among physicians, patients and healthcare payors. Physicians will not recommend the TUNA Procedure unless they conclude, based on clinical data and other factors, that it is an attractive alternative to other methods of treatment. Physicians may not recommend the TUNA Procedure until the duration of the relief provided by the procedure can be better established and acceptable reimbursement from health care payors is available.

         Broad use of the TUNA System will require the training of numerous physicians. The time required to complete such training could result in a delay or dampening of market acceptance.

         Health care payor acceptance of the TUNA Procedure will require evidence that it costs less than other therapies. The TUNA Procedure can demonstrate cost effectiveness over time if it provides long-lasting relief to patients. A thorough analysis can assess the durability of the relief provided by TUNA therapy. This requires follow-up data on patients over a period of years.

         Patients' acceptance of the procedure will depend on factors including:

         o  Physician recommendations;
         o  Degree of invasiveness;
         o  Rate and severity of complications; and
         o  Relative effectiveness of other therapies.

VIDAMED DEPENDS ON THIRD PARTY REIMBURSEMENT.

         Our success among other things, requires satisfactory reimbursement from health care payors for the TUNA Procedure. In the United States and in international markets, third party reimbursement is generally available for existing therapies. In the United States, third party reimbursement for the TUNA Procedure depends on decisions by the local Medicare Medical Directors who adopt Medicare reimbursement guidelines as well as by individual health maintenance organizations, private insurers and other payors.

         Reimbursement systems in international markets vary significantly by country. Many international markets have governmentally managed health care systems that govern reimbursement for new devices and procedures. In most markets, there are private insurance systems as well as governmentally managed systems. We have received approvals by the Ministry of Health and Welfare in Japan and by the British Provident Association Ltd., the largest private health care insurer in the United Kingdom.

         Reimbursement requires physician advocacy of the VidaMed TUNA System. Availability of reimbursement will depend not only on the clinical efficacy and direct cost of the TUNA Procedure, but also on the duration of the relief provided by the procedure. In the United States, TUNA Procedures are currently being reimbursed by certain private payors. However, Medicare reimbursement is particularly critical for widespread market acceptance of the TUNA Procedure in the United States because of the age of patients using it.

         CPT Code #53852, covering the physician fee component of the TUNA Procedure, was included in the 1998 edition of CPT codes which became effective January 1, 1998. If adopted by local Medicare Medical Directors, this code should enhance the reimbursement process for physicians performing the VidaMed TUNA Procedure in an outpatient hospital environment. The CPT code is presently active in over 35 states covering reimbursement of the VidaMed TUNA Procedure in the hospital. While we continue to work with the remaining state medical directors, there is no assurance when or if the remaining states will reimburse.

         Office reimbursement is expected to phase in after the federal office of Health Care Financing Administration resolves its Year 2000 issues, which is projected to be on or after June 30, 2000. We cannot assure you that office-based reimbursement for our products will be available in the United States or in international markets under either governmental or private reimbursement systems at adequate reimbursement levels. Nor can we assure that physicians will support reimbursement for the VidaMed TUNA Procedure. Changes in reimbursement policies of governmental or private health care payors could also have a material adverse effect on VidaMed's business, financial condition and results of operations.

VIDAMED MAY REQUIRE ADDITIONAL FINANCING.

         VidaMed plans to:

         o  Continue clinical trails for regulatory and reimbursement approvals;

         o  Expand sales and marketing activities; and
         o  Research and develop products.

         Expenditures may be greater than anticipated if unforeseen difficulties arise. Our financial plan indicates that funds available through our existing bank credit facilities, cash reserves and the future sales will be sufficient to meet our operating and capital requirements during the next 12 months. Nevertheless, we cannot assure you that VidaMed will not require additional financing within this time frame.

         The Company's future liquidity and capital requirements will depend upon numerous factors, including;

         o  Progress of clinical trials;
         o  Actions relating to regulatory and reimbursement matters; and
         o  Extent to which the TUNA System gains market acceptance.

         Any additional financing, if required, may not be available on satisfactory terms or at all. Future equity financing may dilute the equity of our current stockholders. Future debt financings may require VidaMed to pledge assets and to comply with financial and operational covenants.

VIDAMED'S STOCK PRICE WILL FLUCTUATE.

         The stock market has experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies necessarily cause such fluctuations. Conversely, these broad market fluctuations may adversely affect the market price of our common stock. The market price of our common stock is likely to be highly volatile because of factors such as:

         o  Fluctuations in the Company's operating results;
         o  Announcements of technological innovations or new products;
         o  Food and Drug Administration and international regulatory actions,
         o  Actions with respect to reimbursement matters;
         o  Developments with respect to patents or proprietary rights;
         o  Public concern as to the safety of our products;
         o  Changes   in  health   care   policy  in  the   United   States  and
            internationally;
         o  Changes in stock market analyst recommendations;
         o Other medical device companies or the medical device industry generally;
         o  General market conditions.

MOST OF VIDAMED'S COMPETITORS HAVE GREATER RESOURCES.

         Intense  market  competition  exists for treatment of Benign  Prostatic
Hyperplasia and such competition is expected to increase. Our principal competition will most likely come from invasive surgical procedures, drug therapy, other minimally invasive therapies and watchful waiting. Most of our competitors have financial, technical, research, marketing, sales, distribution and other resources that are significantly greater than ours. We cannot assure you that our competitors will not succeed in developing or marketing superior technologies and products.

         Any product we develop that gains regulatory approval will have to compete for market acceptance and market share. Important factors in such competition include the relative speed with which we can:

         o  Develop products;
         o  Complete clinical testing
         o  Obtain regulatory approval processes;
         o  Gain reimbursement acceptance;
         o  Supply commercial quantities of the product to the market; and
         o  Demonstrate safe, effective and lasting treatment.

VIDAMED'S PRODUCTS MUST COMPLY WITH U.S. GOVERNMENT REGULATIONS.

         The Food and Drug Administration regulates the TUNA System in the United States as a medical device under the Federal Food, Drug, and Cosmetic Act. Pursuant to the act, the administration regulates the manufacture, distribution and production of all medical devices in the United States. Any failure to comply with the requirements of the act can result in:

         o Fines;
         o Injunctions;
         o Civil penalties;
         o Recall or seizure of products;
         o Total or partial suspension of production;
         o Failure of the government to grant approval for devices; and
         o Criminal prosecution.

         Medical devices are classified into Class I, II or III, on the basis of the controls necessary to reasonably ensure their safety and effectiveness. Controls for Class I devices include general controls such as, labeling, premarket notification and adherence to standards set by the Food and Drug Administration for good manufacturing practices. Controls for Class II devices include the use of special controls such as performance standards, postmarket surveillance, patient registries, and federal guidelines. Generally, Class III devices such as life-sustaining, life-supporting and implantable devices or new devices which have not been found substantially equivalent to legally marketed devices are those which must receive premarket approval by the Food and Drug Administration.

         Before a new device can be introduced into the market, the manufacturer must generally obtain clearance through either a 510(k) notification or a premarket approval. A 510(k) clearance will be granted if the submitted data establishes that the proposed device is "substantially equivalent" to a legally marketed Class I or II medical device, or to a class III medical device for which the administration has not called for premarket approval. The Food and Drug Administration has recently been requiring a more rigorous demonstration of substantial equivalence than in the past. It generally takes from three to nine months from submission to obtain a 510(k) clearance, but it may take longer. The administration may determine that the proposed device is not substantially equivalent, or that additional data is needed before a determination can be made. A "not substantially equivalent" determination, or a request for additional data, could delay the market introduction of new products that fall into this category and adversely effect our business, financial condition and results of operations. There can be no assurance that:

         o We will obtain 510(k) clearance within the above time frames, if at all, for any device for which it files a future 510(k) notification; or
         o We will not be required to submit a premarket approval application for any device which we may develop in the future.

         For any of VidaMed's products that are cleared through the 510(k) process, including our TUNA System, modifications or enhancements that could affect safety or efficacy will require new 510(k) submissions.

VIDAMED PRODUCTS MUST COMPLY WITH FOREIGN GOVERNMENT REGULATIONS.

         Sales of medical devices outside the United States are subject to regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in a foreign country may be longer or shorter than that required in the United States. The requirements may also differ. VidaMed has received regulatory approvals where required for commercial sale of the TUNA System in all major international markets.

         In June 1994, we received a report of compliance for the TUNA System from the British Standards Institute. In August 1994 we received a certificate of compliance from TUV, a European quality assurance auditor, certifying the TUNA System's safety and its adherence to published electronic and mechanical specifications.

         These certifications allow the Company to affix a mark, referred to as the CE mark, to the VidaMed TUNA System. The CE mark verifies approval to commercially market and sell the TUNA System in all countries of the European Economic Area. In order to maintain these approvals, we are subject to periodic inspections. Additional product approvals from foreign regulatory authorities may be required for international sale of our general electrosurgical device for which a 510(k) notification has been filed. Failure to comply with applicable regulatory requirements can result in loss of previously received approvals and other sanctions and could have a material adverse effect on our business, financial condition and results of operations.

         VidaMed's distributor in Japan, Century Medical, Inc., is responsible for management of clinical trials and obtaining regulatory and reimbursement approval for the TUNA System. Such regulatory approval was received from the Japanese Ministry of Health and Welfare in July 1997. However, failure to obtain approval of current or future products or to obtain market acceptance for the TUNA Procedure in Japan could preclude the commercial viability of our products in Japan and could adversely effect on our business, financial condition and results of operations.

MANUFACTURING DIFFICULTIES POSE RISKS TO VIDAMED.

         VidaMed relies on outside companies to manufacture our products. Manufacturers often encounter difficulties in scaling up production of new products. Such difficulties involve:

         o  Production yields;
         o  Quality control and assurance;
         o  Component supply; and
         o  Lack of qualified personnel.

         These difficulties, if encountered by the manufacturers of VidaMed products, could adversely effect our business, financial condition and results of operations. We cannot assure you that current manufacturers will adequately meet our manufacturing needs on an on-going basis.

         Any products manufactured or distributed by VidaMed pursuant to Food and Drug Administration clearances or approvals are subject to continuing regulation, including recordkeeping and reporting requirements regarding use of the device. Manufacturing facilities where we outsource products are also subject to periodic inspection by federal, state and foreign regulatory agencies. Failure of our manufacturers to comply with regulatory requirements could adversely effect our business.

VIDAMED'S CANNOT COMPLETELY PROTECT ITS INTELLECTUAL PROPERTY.

         We have been issued 42 United States patents and 40 foreign patents covering a method of prostate ablation using the VidaMed TUNA System and the design of the TUNA System. We currently have 16 patent applications pending in the United States and 49 corresponding patent applications pending in various foreign countries. In addition, we hold licenses to certain technology used in the TUNA System. We cannot assure that our issued United States patents, or any patents which may be issued to us, will offer any degree of protection.

         We cannot assure that any of our patents or patent applications will not be challenged, invalidated or circumvented in the future. In addition, many of our competitors have substantial resources and have made substantial investments in competing technologies. Such competitors may seek to apply for and obtain patents that will prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets.

         Extensive litigation regarding patents and other intellectual property rights characterize the medical device industry. Companies in the medical device industry have used intellectual property litigation to gain a competitive advantage. VidaMed is aware of patents held by other participants in the Benign Prostatic Hyperplasma market. We have been and may in the future be notified that we may be infringing patent or other proprietary rights. Conversely, in 1998, we entered a settlement agreement with respect to a claim that we had brought against another medical device company. Although patent and intellectual property disputes in the medical device area have often been settled through licensing or similar arrangements, costs could be substantial and could include ongoing royalties. We cannot assure that necessary licenses would be available to us on satisfactory terms or at all.

         The defense and prosecution of intellectual property suits, United States and Trademark Office interference proceedings and related legal and administrative proceedings consume money and time. Nevertheless, litigation may be necessary to:

         o Enforce our patents;
         o Protect our trade secrets or know-how; or
         o Determine the enforceability, scope and validity of the proprietary rights of others.

         Litigation  or  interference  proceedings  could  drain  our  financial
resources   and  divert  the  efforts  of  our  human   resources.   An  adverse
determination in litigation or interference proceedings could subject us to significant liabilities to third parties or require us to seek licenses from third parties. An adverse determination in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent us from manufacturing and selling our products, which would adversely effect our business, financial condition and results of operations.

         In addition to patents, we rely on trade secrets and proprietary know-how. We seek to protect these, in part, through proprietary information agreements with employees, consultants and other parties. Our proprietary information agreements with employees and consultants contain industry standard provisions. Such provisions require individuals to assign to VidaMed, without additional consideration, any inventions that they conceive or reduce to practice while employed or retained by us, subject to customary exceptions. We cannot assure that proprietary information agreements with employees, consultants and others will not be breached, that we would have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.

         The proprietary information agreement between the Company and Stuart D. Edwards, one of our founders, obligates Mr. Edwards to assign to VidaMed his inventions and related intellectual property only in the field of urology. Mr. Edwards has assigned to Rita Medical Systems, Inc., formerly ZoMed International, Inc., his inventions in the cancer field. Mr. Edwards has conceived of, and may continue to conceive of, various medical device product concepts for other fields outside of urology. Mr. Edwards' intellectual property includes (i) certain product concepts for the treatment of snoring and sleep apnea that have been assigned and (ii) certain product concepts in the gynecology field that have been licensed to an unrelated third party. Such party also has an option to purchase all future technology developed by Mr. Edwards in the gynecology field. Product concepts outside of urology developed by Mr. Edwards will not be owned by or commercialized through VidaMed, and VidaMed will have no rights or ownership interests with respect thereto.

         We have entered into a cross license agreement with Rita Medical Systems. Under the cross license, Rita has the right to use VidaMed technology in the cancer field and VidaMed has the right to use Rita technology in the treatment of urological diseases and disorders. The cross license between VidaMed and Rita allows both companies to develop products for treatment of prostate cancer and cancers of the lower urinary tract, and VidaMed and Rita may therefore become competitors in this field.

VIDAMED IS AT RISK FOR PRODUCT LIABILITY CLAIMS.

         Although we have not experienced any product liability claims to date, any such claims could adversely impact us. We may not be able to obtain product liability insurance and evaluate our insurance requirements on an ongoing basis. We cannot assure that product liability claims will not exceed such insurance coverage limits or that such insurance will be available on commercially reasonable terms or at all.

VIDAMED'S CORPORATE STRUCTURE INHIBITS STOCKHOLDERS' CONTROL.

         Certain provisions of our Certificate of Incorporation and Bylaws inhibit stockholders control of VidaMed by:

         o Allowing the Company to issue preferred stock without any vote or further action by the stockholders;
         o Eliminating the right of stockholders to act by written consent without a meeting; and
         o  Eliminating cumulative voting in the election of directors.

         Because these provisions may make it more difficult for stockholders to take certain corporate actions, they could have the effect of delaying or preventing a change in control of VidaMed. Such provisions could limit the price that certain investors might be willing to pay for future shares of our common stock.

NO PUBLIC MARKET EXITS FOR VIDAMED'S WARRANTS.

         We do not intend to apply for the listing of the warrants on any exchange. Accordingly, no public market for the warrants will exist prior to the offering of the warrants, and there can be no assurance that an active trading market will develop in any of the warrants after any offering thereof. The exercise price and terms of the warrants may be determined arbitrarily by negotiations with any purchaser. Factors considered in such negotiations, in addition to prevailing market conditions, may include:

         o  The history and prospects of the industry;
         o  An assessment of our management;
         o  VidaMed's prospects;
         o  Our capital structure; and
         o  Other relevant factors.

         Therefore, the exercise price and terms of the warrants may not necessarily bear any relationship to established valuation criteria. The exercise price, therefore, may not indicate prevailing prices in a public market for the warrants.

         The warrants will not be exercisable unless, at the time of the exercise:

         o VidaMed has a current prospectus covering the shares of common stock issuable upon exercise of the warrants; or
         o Such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the warrants.

         We will use our best efforts to have all the shares of common stock issuable upon exercise of the warrants registered or qualified on or before the exercise date and to maintain a current prospectus until the expiration of the warrants. However, we cannot assure that we will be able to do so. The warrants may be deprived of value if a current prospectus covering the shares of common stock issuable upon the exercise of the warrants is not kept effective.

                                 USE OF PROCEEDS

         Unless otherwise specified in the applicable prospectus supplement for any offering of these securities, VidaMed intends to use the net proceeds for general corporate purposes.

         Until VidaMed uses the proceeds in our business, we will invest the proceeds in short-term investment grade interest bearing instruments.

                              PLAN OF DISTRIBUTION

         VidaMed  may  sell  these   securities   to  or  through  one  or  more
underwriters, and also may sell these securities directly to other purchasers or through agents.

         These securities may be distributed in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

         In connection with the sale of these securities, underwriters may receive compensation from VidaMed or from purchasers of the securities, for whom they may act as agents, in the form of discounts, concessions, or commissions. Underwriters may sell these securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any such underwriter or agent will be identified, and any such compensation received from VidaMed will be described in the prospectus supplement.

         Shares sold pursuant to a prospectus supplement and any shares issuable upon exercise of any of these warrants issued pursuant to a prospectus supplement are expected to be listed on the Nasdaq National Market. Unless otherwise specified in the related prospectus supplement, each series of warrants will be a new issue with no established trading market. We may elect to list any series of warrants on an exchange, but are not obligated to do so. It is possible that one or more underwriters may make a market in a series of these warrants, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market of any these securities.

         Under agreements we may enter into, underwriters, dealers and agents who participate in the distribution of these securities may be entitled to indemnification by VidaMed against certain liabilities, including liabilities under the Securities Act.

         Underwriters, dealers and agents may engage in transactions with, or perform services for, or be customers of, VidaMed in the ordinary course of business.

                            DESCRIPTION OF SECURITIES

SHARES.

         VidaMed's authorized capital stock consists of 60,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share. As of June 8, 1999, 20,579,456 shares of common stock were outstanding, held of record by approximately 272 stockholders. No shares of the preferred stock were outstanding as of June 8, 1999, although 60,000 shares of the preferred stock have been designated Series A Participating Preferred Stock. One one-thousandth of a share of Series A Participating Preferred Stock is issuable upon exercise of each preferred share purchase right. Each outstanding share of common stock also represents the preferred share purchase right related to that share of common stock.

WARRANTS.

         The following summary describes the warrants and sets forth terms and provisions. Such summary is not necessarily complete. We qualify this summary in all respects by reference to the actual text of the warrant.

         Exercise Price and Terms. Each warrant here registered will entitle the registered holder to purchase, for a fixed time period beginning the date of issuance, a fixed number of shares of common stock at a fixed price per share. The price may be adjusted according to the anti-dilution and other provisions referred to below. The holder of any warrant will be able to exercise such warrant by surrendering the certificate representing the warrant to American Securities Transfer, Inc., the warrant agent.

         The subscription form on the warrant must be properly completed and executed, and the exercise price must be paid. You may exercise the warrants at any time, in whole or in part, at the applicable exercise price until the warrants expire. However, the warrants may include a provision enabling VidaMed to call the warrants, compelling holders to exercise, in the event that the price per share of VidaMed's stock exceeds the exercise price of the warrants for an enumerated period of time.

         No fractional shares will be issued upon the exercise of the warrants. The warrants may not provide for cashless exercise. The exercise price of the warrants may not relate to their value. You should not regard the exercise price as an indication of any future market price of the common stock.

         Adjustments. The exercise price and the number of shares of common stock purchasable upon the exercise of the warrants will be adjusted when certain events occur, including:

         o  Stock splits;
         o  Reverse stock splits; or
         o  Combinations of the common stock.

         In order to enable warrant holders to acquire securities or property receivable by a holder of common stock that might have been purchased upon the exercise of the warrant, the exercise price may be adjusted in the following cases:

         o  Reclassification or exchange of common stock;
         o VidaMed's consolidation or merger with or into another corporation (other than a consolidation or merger in which VidaMed is the surviving corporation); or
         o  Sale of all or substantially all of VidaMed's assets

         Transfer, Exchange and Exercise. The warrants will be in registered form and may be presented to the warrant agent for transfer, exchange or exercise at any time on or prior to their expiration date, at which time the warrants will become wholly void and of no value. If a market for the warrants develops, the holder may sell the warrants instead of exercising them. There can be no assurance, however, that a market for the warrants will develop or continue and VidaMed does not intend to apply for the listing of the warrants on any exchange.

         Warrant Holder Not a Stockholder. The warrants will not confer upon holders any voting, dividend or other rights as stockholders of VidaMed.

         Modification of warrant. Modification of the warrants, including the modification of the number of shares of common stock purchasable upon the exercise of any warrant, the exercise price and the expiration date with respect to any warrant, will require the consent of the holders of a majority of the warrants.

         The warrants will not be exercisable unless, at the time of the exercise, VidaMed has a current prospectus covering the shares of common stock issuable upon exercise of the warrants, and such shares have been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the exercising holder of the warrants. Although we will use our best efforts to have all the shares of common stock issuable upon exercise of the warrants registered or qualified on or before the exercise date and to maintain a current prospectus until the expiration of the warrants, there can be no assurance that we will be able to do so.

                                  LEGAL MATTERS

         The validity of the common stock offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Rd., Palo Alto, California 94304.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our annual report on form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

GOVERNMENT FILINGS.

         We file proxy statements, reports and other information with the Securities and Exchange Commission in accordance with the Securities Exchange Act of 1934. You can inspect and copy this information at regional offices of the Commission located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Public Reference Office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549.

         You can also obtain copies of such material from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding VidaMed and other companies that file electronically with the Commission.

         Our common stock is traded on the Nasdaq National Market. Our reports and other information may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         This Prospectus is part of a registration statement that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. You can receive copies of registration statement from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees of the Commission's fees.

INFORMATION INCORPORATED BY REFERENCE.

         We incorporate by reference the following documents and all future documents filed by VidaMed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed.

         1. Our registration statements on Form 8-A filed with the Securities and Exchange Commission on June 17, 1995 and January 31, 1997;
         2. The annual report on Form 10-K for the fiscal year ended December 31, 1998 filed on March 31, 1999;
         3. Our quarterly report on Form 10-Q for the quarter ended March 31, 1999 filed on April 17, 1999;
         4. Our current report on Form 8-K filed on September 24, 1997.

         You may receive free copies of these filings by writing or telephoning us at the following address:

                  VidaMed, Inc.
                  46107 Landing Parkway
                  Fremont, California 94538
                  Telephone:  (510) 492-4902
                  Attention:  Investor Relations

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

         The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee ...............  $     4,203
Nasdaq National Market listing fee ................................       17,500
Printing and engraving expenses ...................................        5,000
Legal fees and expenses ...........................................       25,000
Accounting fees and expenses ......................................        7,500
Transfer agent and registrar fees and expenses ....................        1,500
Miscellaneous .....................................................        2,136
                                                                     -----------

                Total .............................................  $    62,839
                                                                     ===========

Item 15. Indemnification of Directors and Officers

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article VIII of the Registrant's Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

         Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the corporation if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the corporation, and, with respect to any criminal action or proceeding, the indemnified party had no reason to believe his conduct was unlawful.

         The Registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the Registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

Item 16. Exhibits

Exhibit Number                    Description
--------------                    -----------

     4.1++          Certificate of Incorporation of Registrant.

     4.2++          Restated Bylaws of Registrant.

     4.3+++         Form of common stock Certificate.

     4.4++++ Preferred Shares Rights Agreement dated as of January 27, 1997, between the Registrant and American Securities Transfer & Trust, Inc., including the Certificate of Designations, the Form of Rights Certificate and the Summary of Rights attached thereto as Exhibit A, Exhibit B and Exhibit C, respectively.

     4.5            Form of common stock Purchase Warrant.

     5.1            Opinion of Wilson  Sonsini  Goodrich & Rosati,  Professional
                    Corporation.

     23.1           Consent of Ernst & Young LLP, Independent Auditors.

     23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

     24.1           Power of Attorney (included on P. II-4).

----------

+ Filed as exhibit 99.1 to the Registrant's Current Report on Form 8-K filed with the Commission on September 24, 1997 and incorporated herein by reference.

++ Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

+++ Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-90746) and incorporated herein by reference.

++++ Filed as an Exhibit to the Registrant's Registration Statement on Form 8-A filed with the Commission on January 31, 1997 and incorporated herein by reference.

Item 17.  Undertaking

                Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and persons controlling the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer of controlling persons of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         2. That, for the purpose of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

         3. That, for purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         4. For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         5. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, VidaMed, Inc. certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on this 9th day of June 1999.

                                           VIDAMED, INC.

                                           By:    /s/  David J. Illingworth
                                           -------------------------------------
                                           David J. Illingworth
                                           President and Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints David J. Illingworth and Richard
D. Brounstein, as his attorney-in-fact, with full power of substitution, for him in any and all capacities, to sign any and all amendments to this Registration Statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorney to any and all amendments to said Registration Statement.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                                      Title                                    Date
---------                                                      -----                                    ----
/s/  David J. Illingworth                 President and Chief Executive Officer and Director
-------------------------------           (Principal Executive Officer)                                June 9, 1999
(David J. Illingworth)

/s/  Richard D. Brounstein                Vice President of Finance and Chief Financial Officer
-------------------------------           (Principal Financial Officer and Principal Accounting
(Richard D. Brounstein)                   Officer)                                                     June 9, 1999


/s/  Franklin D. Brown                    Director                                                     June 9, 1999
-------------------------------
(Franklin D. Brown)

/s/  Robert J. Erra                       Director                                                     June 9, 1999
-------------------------------
(Robert J. Erra)

/s/  Wayne I. Roe                         Director                                                     June 9, 1999
-------------------------------
(Wayne I. Roe)

/s/  Michael H. Spindler                  Director                                                     June 9, 1999
-------------------------------
(Michael H. Spindler)

                                  Exhibit Index

Exhibit Number                       Description

     4.1++          Certificate of Incorporation of Registrant.

     4.2++          Restated Bylaws of Registrant.

     4.3+++         Form of common stock Certificate.

     4.4++++ Preferred Shares Rights Agreement dated as of January 27, 1997, between the Registrant and American Securities Transfer & Trust, Inc., including the Certificate of Designations, the Form of Rights Certificate and the Summary of Rights attached thereto as Exhibit A, Exhibit B and Exhibit C, respectively.

     4.5           Form of common stock Purchase Warrant.

     5.1            Opinion of Wilson  Sonsini  Goodrich & Rosati,  Professional
                    Corporation.

     23.1           Consent of Ernst & Young LLP, Independent Auditors.

     23.2 Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 5.1).

     24.1           Power of Attorney (included on P. II-4).

----------

+ Filed as exhibit 99.1 to the Registrant's Current Report on Form 8-K filed with the Commission on September 24, 1997 and incorporated herein by reference.

++ Filed as an exhibit to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 and incorporated herein by reference.

+++ Filed as an exhibit to the Registrant's Registration Statement on Form S-1 (File No. 33-90746) and incorporated herein by reference.

++++ Filed as an Exhibit to the Registrant's Registration Statement on Form S-8 filed with the Commission on January 31, 1997 and incorporated herein by reference.